Exhibit 99.1

Selective Insurance Announces Dale Thatcher’s Plans to Retire as Chief Financial Officer

Thatcher to Remain with Company through September 1, 2016

Company Initiates Internal and External Search for Successor

BRANCHVILLE, N.J., March 7, 2016 – Selective Insurance Group, Inc. (NASDAQ: SIGI) today announced that Dale A. Thatcher, Executive Vice President, Chief Financial Officer and Treasurer, has informed the Board of Directors of his intent to retire from the Company, effective September 1, 2016. To ensure a seamless transition, Selective expects a successor to be named prior to Mr. Thatcher’s retirement and has initiated an internal and external search for candidates.

Mr. Thatcher joined Selective in 2000 as Chief Financial Officer and since has been responsible for Finance, Treasury, Enterprise Risk Management, Investor Relations and Communications, Internal Audit, Investment Operations, Reinsurance, and Tax. During Mr. Thatcher’s tenure, Selective has:

▪	Grown net premiums written 2.5 times from $844 million to $2.1 billion;
▪	Grown total assets 2.7 times from $2.6 billion to $6.9 billion;
▪	Nearly quadrupled market capitalization from approximately $500 million to approaching $2 billion; and
▪	Expanded into the excess and surplus lines business with two acquisitions.

Selective’s Chairman and CEO, Gregory E. Murphy stated, “Dale has been a great partner, and he and his team have done an excellent job managing Selective’s financial activities during a historic period of growth in net premiums written, total assets and market capitalization. Dale oversaw the creation of our enterprise risk management, reinsurance and investor relations programs, as well as provided inspired personal leadership in our capital and debt transactions and several corporate acquisitions and divestitures. We are pleased to have Dale actively continuing in his role during this transition period.”

Mr. Thatcher said, “Selective is a tremendous company, and I have been honored to work for 16 excellent years with Greg Murphy, the Board of Directors, and the leadership team. As I turn to the next phase of my career, I am proud to have played a role in building Selective’s current performance at historic financial levels, including a record statutory combined ratio in 2015.”

About Selective Insurance Group, Inc.

Selective Insurance Group, Inc. is a holding company for 10 property and casualty insurance companies rated "A" (Excellent) by A.M. Best. Through independent agents, the insurance companies offer standard and specialty insurance for commercial and personal risks, and flood insurance underwritten by the National Flood Insurance Program. Selective maintains a website at www.Selective.com.

Investor Contact:	Media Contact:
Dale A. Thatcher	Jamie Beal
973-948-1774	973-948-1234
Dale.Thatcher@Selective.com	Jamie.Beal@Selective.com

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

www.Selective.com